Exhibit (b)(1)

November 2, 2007

Mr. Dan Taylor

Tracinda Corporation

150 South Rodeo Drive, Suite 250

Beverly Hills, CA 90212

Re:	$600,000,000 Senior Secured Credit Facility

Dear Dan:

Bank of America, N.A. (“Bank of America”) is pleased to offer its commitment to provide a $600,000,000 Senior Secured Credit Facility (the “Senior Credit Facility”) to Tracinda Corporation (the “Borrower”) upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the “Summary of Terms”).

While it is not anticipated that the Senior Credit Facility will be syndicated at the closing thereof, Bank of America shall be designated as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility and Banc of America Securities LLC (“BAS”) will be designated as sole and exclusive Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through December 31, 2007, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Senior Credit Facility or any other senior financing similar to or as a replacement of the Senior Credit Facility.

The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and BAS: (a) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and BAS and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (b) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America and BAS; and (c) no change, occurrence or development that shall have occurred or become known to Bank of America or BAS since January 31, 2007 could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower.

Bank of America reserves the right to syndicate the Senior Credit Facility to other Lenders reasonably acceptable to you after the closing of the Senior Credit Facility. In the event that Bank of America elects to syndicate its position, you agree that you will actively assist Bank of America and BAS in achieving a syndication of the Senior Credit Facility that is satisfactory to them. Such assistance shall include (a) your providing and causing your advisors to provide Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete syndication; (b) your using best efforts to ensure that the syndication efforts of BAS benefit materially from your existing banking relationships; and (c) otherwise assisting Bank of America and BAS in their syndication efforts, including by making your senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders. The agreements contained in this paragraph will survive the consummation of the Senior Credit Facility.

You hereby represent, warrant and covenant that all information which has been or is hereafter made available to Bank of America or BAS by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with such Information as we may reasonably request and to supplement the Information from time to time until the closing date for the Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date.

By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Sheppard Mullin Richter & Hampton LLP, as counsel to the Lead Arranger and the Administrative Agent) incurred in connection with the Senior Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, BAS, and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America shall only have liability to you (as opposed to any other person) and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facility on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.

You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.

The provisions of the immediately preceding four paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of California. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America and BAS may be terminated by us, if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m., Pacific Standard Time on November 9, 2007 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on December 31, 2007 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ BRIAN CORUM

Name:	Brian Corum
Title:

BANC OF AMERICA SECURITIES LLC

By:	/s/ JON VARNELL

Name:	Jon Varnell
Title:

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

TRACINDA CORPORATION, a Nevada corporation

By:	/s/ ANTHONY MANDEKIC

Name:	Anthony Mandekic
Title:	Secretary/Treasurer

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